Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HARLAN PARENT, INC.

HARLAN MERGER SUB, INC.

and

DEL FRISCO’S RESTAURANT GROUP, INC.

Dated as of June 23, 2019

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 23, 2019, by and among Harlan Parent, Inc., a Delaware corporation (“Parent”), Harlan Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (a) a guarantee (the “Guarantee”) from L Catterton VIII, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (b) a commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), between Parent, Guarantor and L Catterton VIII Offshore, L.P. (the “Equity Investors”) pursuant to which the Equity Investors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”).

WHEREAS, concurrent with the execution and delivery of the Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting support agreement in favor of Parent, whereby such stockholders have agreed to vote in favor of, and support the consummation of, the transactions contemplated hereby (“Voting Agreement”).

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of, and pursuant to, this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement, or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in the case of clause (ii), the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent, Merger Sub or any of their respective Subsidiaries) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase, sale or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group, or equityholders of any such Person or Group, of more than 20% of the consolidated assets, net income or consolidated revenue of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, as applicable, as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or equityholders of any such Person or Group, would hold shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such transaction, in each case other than the Merger.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 25, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 25, 2018.

(g) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(l) “Company Equity Awards” means Company Restricted Shares, Company Options, Company PSUs and Company RSUs.

(m) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(n) “Company Material Adverse Effect” means any change, event, effect, development or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur pursuant to clause (x) (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the restaurant industry generally;

(iv) changes in regulatory, legislative or political conditions, including any trade wars or tariffs and any change in Law, in each case after the date hereof;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

(vii) any Effect resulting from the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person; provided, however, that this clause (vii) shall be inapplicable with respect to any representation or warranty expressly related to any such matter or closing condition to the extent related to any such representation of warranty;

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken as required pursuant to or in accordance with this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(x) any change or any action taken for the purpose of complying with any change in applicable Law or GAAP (or interpretations of any applicable Law or GAAP), in each case after the date hereof;

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or the transactions contemplated by this Agreement;

(xv) the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of any of the foregoing, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Company or its business; and

(xvi) any breach by Parent or Merger Sub of this Agreement,

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(o) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(p) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(q) “Company PSUs” means all Company restricted share units subject to time and performance-vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise.

(r) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(s) “Company Restricted Shares” means all shares of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company, whether granted pursuant to the Company Stock Plans or otherwise.

(t) “Company RSUs” means all Company restricted share units subject solely to time-vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise.

(u) “Company Stock Plans” means the Company’s 2012 Long-Term Incentive Plan, 2019 Long-Term Incentive Plan and each other Employee Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(v) “Company Stockholders” means the holders of shares of Company Common Stock.

(w) “Company Termination Fee” means a fee equal to $9,595,000.

(x) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(y) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(z) “Credit Agreement” means the Credit Agreement, dated as of June 27, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, the other agents and arrangers party thereto and the lenders party thereto, as amended by that certain First Amendment, dated as of August 27, 2018 and that certain Second Amendment, dated as of June 17, 2019 and the Joinder Agreement to the Credit Agreement, dated as of February 26, 2019, by and among the Company, as the borrower, JPMorgan Chase Bank, N.A., as the incremental term loan lender and JPMorgan Chase Bank, N.A., as the administrative agent.

(aa) “Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

(bb) “DOJ” means the United States Department of Justice or any successor thereto.

(cc) “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources (including wildlife, ambient air, surface water, groundwater or land, or to the extent relating to exposure to Hazardous Substances, protection of human health or safety), including all those relating to the generation, storage, treatment, transportation, recycling, disposal, discharge, release, handling, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ee) “Exchange Act” means the Securities Exchange Act of 1934.

(ff) “Financing Sources” means the Debt Financing Sources and the Equity Investors and any other Persons, if any, committed to provide the Equity Financing under the Equity Commitment Letter.

(gg) “FTC” means the United States Federal Trade Commission or any successor thereto.

(hh) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ii) “Governmental Authority” means any government, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(jj) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, registrations, certificates of need (or similar Governmental Authority approvals), expirations and terminations of any waiting period requirements (including, pursuant to Antitrust Laws) issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(kk) “Group” has the meaning as used in Section 13 of the Exchange Act.

(ll) “Hazardous Substance” means any hazardous substance, material or waste, pesticide, pollutant, contaminant, toxic chemical, petroleum or petroleum product, polychlorinated biphenyls or friable asbestos.

(mm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(nn) “Indebtedness” means any of the following obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith);

(ii) obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) obligations pursuant to or in connection with letters of credit, surety bonds, performance bonds or banker’s acceptances (in each case whether or not drawn, contingent or otherwise); (iv) obligations pursuant to capitalized leases; (v) obligations arising out of interest rate and currency swap, hedging, cap, collar or futures Contracts or other similar derivative instruments, agreements or arrangements; (vi) deferred purchase price obligations for property or services or related to past acquisitions and payment obligations in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened), and (vii) indebtedness of others of the kind described in clauses (i) through (vi) guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(oo) “Information Privacy and Security Laws” means all enacted or entered federal, state, local, and non-U.S. laws, rules, regulations, ordinances, decrees, directives, judgments, and governmental orders that directly apply to or cover the Company’s or any of its Subsidiaries’ practices with respect to privacy or security of data, which may include, without limitation, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection laws, state data breach notification laws, state consumer protection laws and the Payment Card Industry Data Security Standard.

(pp) “Intellectual Property” means the intellectual property rights associated with the following: (i) all United States and foreign issued patents and patent applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”) and works of authorship; (iii) trademarks, service marks, trade dress rights and similar designations of origin and registrations and applications for registration and renewals thereof and goodwill associated therewith (“Marks”); (iv) domain names; and (v) rights in know-how, trade secrets and other confidential information; and (vi) any similar, corresponding or equivalent rights to any of the foregoing or other intellectual property rights anywhere in the world; but, with respect to each of the foregoing (clauses (i) through (v)), only if and to the extent protectable under applicable Law.

(qq) “Intervening Event” means an event, change, effect, development, condition or occurrence following the date of this Agreement that has materially improved or materially improves, or would be reasonably likely to materially improve, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in each case that (i) is not known by the Company Board as of the date of this Agreement or that was not reasonably foreseeable to the Company Board as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal or transaction contemplated thereby; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (however, the underlying reasons for such events may constitute an Intervening Event); (B) changes in the market price or trading volume of Company Common Stock, in and of itself, after the date hereof (however, the underlying reasons for such events may constitute an Intervening Event); or (C) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the restaurant industry generally.

(rr) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(ss) “IRS” means the United States Internal Revenue Service or any successor thereto.

(tt) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, following reasonable inquiry of such individual’s direct reports.

(uu) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(vv) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ww) “Marketing Period” means the first period of 15 consecutive Business Days commencing on the date that is ten (10) Business Days after the date on which Parent has received the Required Financing Information and throughout which Parent has the Required Financing Information, it being understood that if the Company in good faith reasonably believes that it has provided the Required Financing Information, the Company may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Marketing Period shall be deemed to have commenced as of the date of delivery of such notice, unless Parent reasonably believes the Company has not provided the Required Financing Information and, within three (3) Business Days after delivery of such notice by the Company, delivers a written notice to the Company to that effect, except that (v) the Marketing Period shall commence no earlier than the date the Proxy Statement is mailed to the Company Stockholders, (w) the Marketing Period shall not be required to be consecutive to the extent it would include July 3, 2019 through July 5, 2019, (x) if the Marketing Period has not ended on or prior to August 16, 2019, the Marketing Period shall not commence earlier than September 3, 2019, and (y) the Marketing Period shall not be required to be consecutive to the extent it would include November 27, 2019 through November 29, 2019. Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained.

(xx) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above, or any member of the Company Board which provide for an annual base compensation in excess of $150,000 or which provides for severance benefits;

(iii) any Contract containing any covenant (A) prohibiting the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person in any line of business or geographic area, (B) prohibiting the Company or any of its Subsidiaries from engaging in any material line of business with any Person or levying a fine, charge or other payment for doing so, or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions;

(iv) any Contract entered into within the two (2) year period prior to the date hereof (A) relating to the disposition or acquisition of assets by the Company any of its Subsidiaries with a value greater than $10,000,000 after the date of this Agreement other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries acquired any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company with a value greater than $5,000,000;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) pursuant to or arising in connection with the Credit Agreement and (C) loans to Subsidiaries of the Company in the ordinary course of business;

(vi) any Lease or Sublease required to be set forth on Section 3.16(b) of the Company Disclosure Letter;

(vii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Equity Awards);

(viii) any Contract that involves a joint venture, partnership or similar arrangement;

(ix) any material Contract or agreement with any Governmental Authority other than liquor related licenses;

(x) any Contract regarding (A) a third party’s use of any Company Registered Intellectual Property, other than license agreements granted by the Company or any of its Subsidiaries in the ordinary course of business or (B) use of Intellectual Property owned by a third party and that is necessary for the operation of the business of the Company or any of its Subsidiaries, whose annual or aggregate fees exceed $500,000, other than for commercially available software;

(xi) any Contract, other than the Credit Agreement, that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries or (C) the issuance of guarantees or similar obligations by the Company or any of its Subsidiaries; or

(xii) any Contract (A) under which the Company or any of its Subsidiaries made or received payments in excess of $1,000,000 in the fiscal year ending December 25, 2018 or (B) contemplating payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 in the next twelve months following the date hereof.

(yy) “NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

(zz) “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(aaa) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its material obligations under this Agreement or to consummate the Merger.

(bbb) “Parent Termination Fee” means a fee equal to $15,520,000.

(ccc) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith, by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, operation or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) liens pursuant to the Credit

Agreement; (x) non-exclusive licenses to Company Intellectual Property; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, materially impair the business operations of the Company and its Subsidiaries, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use, operation or, if applicable, occupancy of the asset subject thereto.

(ddd) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(eee) “Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications; (ii) registered Marks and applications to register Marks (including intent-to-use applications); (iii) registered Copyrights and applications for Copyright registration; and (iv) registered domain names.

(fff) “Revolver” means the senior secured revolving credit commitments in an aggregate principal amount of $50,000,000 under the Credit Agreement.

(ggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(hhh) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(iii) “Securities Act” means the Securities Act of 1933.

(jjj) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(kkk) “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account all legal, regulatory, financial (including any break up fee), timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant and any revisions to this Agreement made or offered in writing by Parent prior to the time of such determination), which Acquisition Proposal is not subject to due diligence or any financing conditions. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”.

(lll) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added taxes, ad valorem taxes, transfer taxes, franchise taxes, withholding taxes, payroll taxes, employment taxes, severance, alternative or add-on minimum taxes, license taxes, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(mmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or the transactions contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Financing Letters.

(nnn) “WARN” means the United States Worker Adjustment and Retraining Notification Act.

(ooo) “Willful and Material Breach” shall mean a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a material breach.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
“Agreement”	Preamble
“Alternate Debt Financing”	6.5(d)
“Alternative Acquisition Agreement”	5.3(a)
“Capitalization Date”	3.8(a)
“Carveout Transaction”	6.19(a)
“Certificate of Merger”	2.2
“Certificates”	2.9(c)
“Chosen Courts”	9.10(a)
“Closing”	2.3
“Closing Date”	2.3
“Collective Bargaining Agreement”	3.21(a)
“Committed Bidder”	5.3(g)
“Company”	Preamble
“Company Board Recommendation”	3.3(a)
“Company Board Recommendation Change”	5.3(c)(i)
“Company Breach Notice Period”	8.1(e)
“Company Disclosure Letter”	Article III
“Company Related Parties”	8.3(f)(ii)
“Company Restricted Share Consideration”	2.8(a)

Term	Section Reference
“Company SEC Reports”	3.10
“Company Securities”	3.8(c)
“Company Stockholder Meeting”	6.4(a)
“Company Termination Fee”	8.3(b)(i)
“Conditional Commitment”	5.3(g)
“Confidentiality Agreement”	9.4
“Continuation Period”	6.11(c)
“D&O Insurance”	6.10(c)
“Debt Commitment Letters”	4.11(a)
“Debt Financing”	4.11(a)
“DGCL”	Recitals
“Dissenting Company Shares”	2.7(c)(i)
“DTC”	2.9(d)
“Effective Time”	2.2
“Electronic Delivery”	9.14
“Employee Plans”	3.20(a)
“Equity Commitment Letter”	Recitals
“Equity Financing”	Recitals
“Equity Investors”	Recitals
“ERISA Affiliate”	3.20(a)
“Fee Letter”	4.11(a)
“Financial Advisor”	3.3(b)
“Financing”	4.11(a)
“Financing Letters”	4.11(a)
“Guarantee”	Recitals
“Guarantor”	Recitals
“Indemnified Persons”	6.10(a)
“Lease”	3.16(b)
“Leased Real Property”	3.16(b)
“Material Suppliers”	3.15
“Maximum Annual Premium”	6.10(c)
“Merger”	Recitals
“Merger Sub”	Preamble
“New Debt Commitment Letters”	6.5(d)
“New Plans”	6.11(d)
“Notice Period”	5.3(d)(ii)(3)
“Old Plans”	6.11(d)
“Option Consideration”	2.8(b)
“Other Required Company Filing”	6.3(b)
“Owned Company Shares”	2.7(a)(iii)
“Parent”	Preamble
“Parent Breach Notice Period”	8.1(g)
“Parent Expenses”	8.3(b)(iv)
“Parent Pro Forma Financial Statements”	6.6(a)(iv)
“Parent Related Parties”	8.3(f)(i)

Term	Section Reference
“Parent Termination Fee”	8.3(c)
“Party”	Preamble
“Payment Agent”	2.9(a)
“Payment Fund”	2.9(b)
“Per Share Price”	2.7(a)(ii)
“Proxy Statement”	6.3(a)
“PSU Consideration”	2.8(d)
“Recent SEC Reports”	Article III
“Reimbursement Obligations”	6.6(f)
“Representatives”	5.3(a)
“Required Financing Information”	6.6(a)(iv)
“Requisite Stockholder Approval”	3.5
“RSU Consideration”	2.8(c)
“Sublease”	3.16(b)
“Surviving Corporation”	2.1
“Tax Returns”	3.19(a)
“Termination Date”	8.1(c)
“Uncertificated Shares”	2.9(c)
“Voting Agreement”	Recitals
“Withholding Agent”	2.12

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time and all schedules and exhibits thereto.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at https://venue.dfsco.com/venue/; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case, prior to 2:30 p.m., New York City time on June 23, 2019.

(s) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder)

of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), then the Closing will occur on the earlier of (i) a Business Day during the Marketing Period specified by Parent no less than on three (3) Business Days prior written notice to the Company; and (ii) the second (2nd) Business Day after the expiration of the Marketing Period or, if earlier, the Business Day that is after the final day of the Marketing Period and that is immediately prior to the Termination Date (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $8.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that are held by any holder of such shares of Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied with, Section 262 of the DGCL with respect to any such shares of Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(ii) The Company shall give Parent (i) prompt notice of any actual or, if in writing, threatened demands received by the Company for appraisal of shares of Company Common Stock and (ii) the right to direct, in consultation with the Company, all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any written demands for appraisal or settle or offer to settle any such demands.

2.8 Equity Awards.

(a) Company Restricted Shares. At the Effective Time each Company Restricted Share outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the Per Share Price (the “Company Restricted Share Consideration”).

(b) Company Options. At the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”); provided that, notwithstanding anything to the contrary in this Agreement, each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect thereof.

(c) Company RSUs. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “RSU Consideration”).

(d) Company PSUs. At the Effective Time each Company PSU outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at target-level performance (except as set forth in Section 2.8(d) of the Company Disclosure Letter) (the “PSU Consideration”).

(e) Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited or maintained) with the Company, by wire transfer of immediately available funds (if applicable), the aggregate (i) Company Restricted Share Consideration owed to all holders of Company Restricted Shares; (ii) Option Consideration owed to all holders of Company Options; (iii) RSU Consideration owed to all holders of Company RSUs; and (iv) PSU Consideration owed to all holders of Company PSUs. As soon as practicable after the Closing Date but in any event no later than ten (10) Business Days following the Closing Date, the applicable holders of Company Equity Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Equity Awards that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), or Section 2.8(d), as applicable, net of any required withholding of Taxes; provided, that if any payment owed to a holder of Company Equity Awards pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), or Section 2.8(d), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will, (i) by wire transfer or direct deposit, or (ii) by a check sent by overnight courier to such holder promptly following the Closing Date (but in no event more than ten (10) Business Days thereafter), provide such payment owed to such holder, net of any required withholding of Taxes. Notwithstanding the foregoing, to the extent any such amounts relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU or Company PSU that will not trigger a tax or penalty under Section 409A of the Code.

(f) Further Actions. The Company will take all actions reasonably necessary to effect the cancellation of the Company Equity Awards upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of shares of Company Common Stock (other than Dissenting Company Shares) become entitled pursuant to Section 2.7.

Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding as of immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (each a “Withholding Agent”) will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any predictive or cautionary disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” or in any “forward-looking statements” disclaimer or any non-public materials) (the “Recent SEC Reports”); and (b) other than for the representations set forth in Section 3.1, Section 3.2, Section 3.4, and Section 3.8, subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Organizational Documents, each as amended to the date hereof. The Company is not in violation of any of the provisions of its Organizational Documents in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. At a meeting called and held prior to the execution and delivery of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Piper Jaffray & Co. (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be offered to the holders of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) in the Merger is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and any committee thereof and may not be relied upon by Parent or Merger Sub). The Company shall have provided to Parent a copy of such written opinion for informational purposes only promptly following the execution and delivery of this Agreement.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger and/or the Voting Agreement.

3.4 Brokers. Except for the Financial Advisor (a copy of whose engagement letter has been provided to Parent prior to the date hereof redacted for terms other than fee amounts or surviving liabilities), there is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.5 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of shares of Company Common Stock that is necessary pursuant to applicable Law and the Company’s Organizational Documents to consummate the Merger.

3.6 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Company’s Organizational Documents; (b) violate or conflict with any provision of the Company’s Subsidiaries Organizational Documents; (c) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract; (d) assuming compliance with the matters referred to in Section 3.7 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (e) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and (e) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.7 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or its Subsidiaries (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except for (i) the filing of the Certificate of Merger and related documentation with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.8 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 190,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on June 21, 2019 (such time and date, the “Capitalization Date”), (A) 33,486,023 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to Company Options, Company RSUs and Company PSUs referred to in Section 3.8(b) and the shares held by the Company as treasury shares, but includes 65,650 Company Restricted Shares); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 4,148,663 shares of Company Common Stock were held by the Company as treasury shares. No shares of Company Common Stock are held by a Subsidiary of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Common Stock other than pursuant to the exercise of Company Options and/or the settlement of Company RSUs and/or Company PSUs, in each case, granted prior to the date of this Agreement.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 1,680,703 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were outstanding (i) Company Options to acquire 467,300 shares of Company Common Stock , (ii) Company RSUs that may be settled into 635,278 shares of Company Common Stock, and (iii) Company PSUs covering 905,311 shares of Company Common Stock (assuming achievement of all applicable performance goals at target-level performance). As of the Capitalization Date, there are no Company Options with an exercise price per share less than the Per Share Price. Section 3.8(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the Capitalization Date: (i) the Company Stock Plan pursuant to which such Company Equity Award was granted, (ii) the name of the holder of such Company Equity Award, (iii) the number of shares of Company Common Stock subject to such Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the exercise price of any Company Option, and (vi) a general description of the vesting schedule applicable to such Company Equity Award.

(c) Company Securities. Except as set forth in this Section 3.8, as of the Capitalization Date, there were (i) other than the Company Common Stock, no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, calls, subscriptions or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock and Company Preferred Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect or outstanding bonds, debentures, notes or other similar obligations which provide such holder the right to vote with the holders of shares of Company Common Stock on any matter.

(d) Other Rights. Other than the Voting Agreement, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. The Company does not have any stockholder rights plan in effect.

3.9 Subsidiaries.

(a) Subsidiaries. Section 3.9(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization and schedule of stockholders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties, rights and assets, except where the failure to be in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its Organizational Documents, except for such violations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of or other equity or voting securities of, or ownership interests in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable, if applicable; and (ii) is owned by the Company, directly or indirectly, free and clear of all liens (other than Permitted Liens) and restrictions (including any restriction on the right to vote, sell, transfer, pledge or otherwise dispose of such capital stock or other equity or voting interest), except for such liens and restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, calls, subscriptions, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Subsidiaries of the Company.

3.10 Company SEC Reports. Since January 1, 2017, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date of this Agreement, there are no outstanding or unresolved SEC comments. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comments.

3.11 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). There are no unconsolidated Subsidiaries of the Company within the meaning of GAAP.

(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since July 27, 2017 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company is recorded and reported within the time periods specified in the rules and forms of the SEC. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 25, 2018, and such assessment concluded that such system was effective. Since July 27, 2017, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. Since July 27, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since the date of the Audited Company Balance Sheet; or (d) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become party to, any material “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.13 Absence of Certain Changes. Since March 31, 2019 through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (ii) the Company and its Subsidiaries have not taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.2(a), 5.2(b), 5.2(c) (other than in the ordinary course of business), 5.2(d), 5.2(e), 5.2(g) (other than in the ordinary course of business), 5.2(i), 5.2(j), 5.2(l), 5.2(m), 5.2(n), 5.2(o), 5.2(p), 5.2(q), 5.2(r) or 5.2(s) (as it relates to the foregoing clauses of Section 5.2) had the covenants applied since such date. Since December 25, 2018 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

3.14 Material Contracts.

(a) List of Material Contracts. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.20(a) of the Company Disclosure Letter).

(b) Validity. A copy of each Material Contract has been made available to Parent prior to the date hereof. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of the foregoing.

3.15 Suppliers. Section 3.15 of the Company Disclosure Letter sets forth the ten (10) largest suppliers of the Company and its Subsidiaries based on expenditures of the Company and its Subsidiaries, taken as a whole, for the 2018 fiscal year (the “Material Suppliers”). To the Knowledge of the Company, and, except as set forth on Section 3.15 of the Company Disclosure Letter, as of the date hereof, no Material Supplier (a) terminated, or threatened in writing to terminate, its relationship with the Company or its Subsidiaries or (b) has during the last 12 months, decreased materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Supplier presently engages in or presently conducts with the Company and its Subsidiaries in the ordinary course.

3.16 Real Property.

(a) Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

(b) Leased Real Property. Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). With respect to each Lease and except as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (ii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease; and (iii) each Lease is a binding and valid obligation of the Company or Subsidiary party thereto and to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens) and (iv) no consent or approval of, or notice to, any lessor under any Lease is required in connection with the consummation of the transactions contemplated hereby. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease and to the Knowledge of the Company no event has occurred that with notice or the passage of time, or both, would constitute a breach or default under and Lease. Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (x) there are no subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Leased Real Property, (y) to the Knowledge of the Company there do not exist any actual or threatened actions or proceedings by any Governmental Authority or Person to take, by condemnation or otherwise, any of the Leased Real Property, and (z) neither the Company nor any Subsidiary is obligated under any agreement or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any real estate or any portion of or interest in real property (including the Leased Real Property). To the extent currently in the Company’s possession, the Company has delivered or made available to Parent true and complete copies of each Lease.

3.17 Environmental Matters. The Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person alleging that the Company or any Subsidiary has violated or is subject to liability under any Environmental Law (the substance of which has not been resolved), except for any such violation that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released or disposed of any Hazardous Substances in violation of, or as would reasonably be expected to result in liability under, any Environmental Law, and to the Knowledge of the Company, Hazardous Substances are not present at or about any facility currently or formerly owned or operated by any of the Company and its Subsidiaries in amount or condition that would reasonably be expected to result in liability under any Environmental Law, except for any such violation or liability that has not had, and would not reasonably be expected to have, a

Company Material Adverse Effect. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law, except for any such Legal Proceeding that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, none of the Company and its Subsidiaries have assumed or provided indemnity against any liability of any other Person under or relating to any Environmental Laws.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, except for such omissions that would not reasonably be expected to have a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.18(b) shall not constitute or be deemed or construed as any representation or warranty of non-infringement or other non-violation of any Intellectual Property or other rights of any Person, which is addressed in Section 3.18(d). No former or current employee or independent contractor of the Company or any of its Subsidiaries owns any Intellectual Property material to the business of the Company and its Subsidiaries that is purported to be included in the Company Intellectual Property.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there are no pending (or since January 1, 2017, to the Knowledge of the Company, threatened) claims in writing by any Person (i) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property rights of such Person or (ii) challenging the ownership, validity or enforceability of any material Company Intellectual Property.

(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take commercially reasonable measures to protect the security of the computer systems owned, leased or licensed by the Company or any of its Subsidiaries and the confidentiality of the material trade secrets owned by the Company or any of its Subsidiaries and (ii) as of the date of this Agreement, comply with applicable Law regarding the collection, use and disclosure of personally identifiable information.

3.19 Tax Matters. Except as would not have, or would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries have (i) timely filed all United States, federal, state, local and non-United States returns, declarations, estimates, information statements, schedules, elections and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are true, complete and correct in all respects; (ii) paid, or have adequately reserved or accrued (in accordance with GAAP on the appropriate financial statements) for the payment of, all Taxes that are required to be paid by any of them; and (iii) timely paid, withheld or collected (and paid or remitted to the appropriate Governmental Authority) all Taxes required to be paid, withheld or collected by any of them in connection with any amounts paid or owing to any employee, creditor, independent contractor, customer, shareholder or other third party, and have otherwise complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes;

(b) the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements;

(c) neither the Company nor any of its Subsidiaries is subject to any waiver of any statute of limitations on, or extension of the period for the assessment or collection of, any Tax, in each case, that has not since expired;

(d) no audits, investigations, proceedings, actions or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and no deficiency for Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been settled, withdrawn or satisfied by payment;

(e) neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(f) neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, receivable or indemnification agreement or obligation, other than any such agreement or obligation (x) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (y) solely among the Company and its Subsidiaries; (ii) has at any time in the 6-year period ending on the date hereof been included in any “consolidated,” “unitary,” “affiliated” or “combined” Tax Return within the meaning of Section 1504 of the Code (or any similar provision state, local or non-United States Law) other than any such group of which the Company or any of its Subsidiaries is or was the common parent; or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law;

(g) neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date, (iv) election under Section 108(i) of the Code for a taxable period ending on or prior to the Closing Date, (v) prepaid amount received in a taxable period ending on or prior to the Closing Date, or (vi) as a result of any election under Section 965(h) of the Code;

(h) there are no Tax rulings or requests for rulings relating to Taxes for which the Company or any Subsidiary may be liable that could affect the Company’s or any Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date;

(i) there are no liens for Taxes upon any asset, right or property of the Company or any of its Subsidiaries except for Permitted Liens;

(j) no written claim has been made by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been resolved or withdrawn; and

(k) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for Tax free treatment (in whole or in part) under Section 355 of the Code.

3.20 Employee Plans.

(a) Employee Plans. Section 3.20(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA); and (ii) all other written material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, agreement, Contracts, policies or binding arrangements maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the “Employee Plans”). With respect to each material Employee Plan required to be set forth on Section 3.20(a) of the Company Disclosure Letter, to the extent applicable, the Company has made available to Parent a copy of (A) the current plan documents and the most recent summary plan descriptions; (B) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; and (C) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan for which a material liability remains outstanding.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or participates in, or contributes to, or is required to contribute to, or has any direct or contingent obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as could not reasonably be expected to result in a material liability to the Company, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan intended to be tax-qualified pursuant to Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely impact the tax-qualified status of any such Employee Plan. Each Employee Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(d) Employee Plan Legal Proceedings. As of the date of this Agreement, the Company has not received notice that there are material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits, except as could not reasonably be expected to result in a material liability to the Company.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Section 280G. Except as set forth on Section 3.20(g) of the Company Disclosure Letter, no payment or benefit that will or may reasonably be expected to be made by the Company or any ERISA Affiliate in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Section 280G of the Code.

(h) No Gross-Ups. The Company is not a party to nor does it have any agreement to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for any Taxes payable pursuant to Section 409A of the Code.

(i) Transaction Payments; Acceleration. Neither the execution and delivery of this Agreement nor the consummation of the transactions will, except as required by the terms of this Agreement, (i) result in any payment becoming due or materially increasing any such payment due to any employee of the Company or its Subsidiaries under any Employee Plan, (ii) increase any payments or benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

3.21 Labor Matters.

(a) Union Activities. Section 3.21 of the Company Disclosure Letter sets forth the collective bargaining agreements, labor union contracts or trade union agreements (each, a “Collective Bargaining Agreement”), to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries and there have been no such activities in the past three (3) years. No Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company threatened against the Company or any of its Subsidiaries.

(b) Employment Law Compliance. Since January 1, 2017, the Company and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(c) Harassment. To the Knowledge of the Company, no current or former officer of the Company or any Subsidiary has engaged in any material and unlawful sexual harassment of any other employee of the Company or any Subsidiary in the past three (3) years.

3.22 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and at all times since January 1, 2017 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.23 Compliance with Information Privacy and Security Laws. The Company and its Subsidiaries are in substantial compliance with, and in the period since January 1, 2017, have been in substantial compliance with, all applicable Information Privacy and Security Laws, and their own data protection policies and procedures, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, the data security practices of the Company and its Subsidiaries have in the period since January 1, 2017, mitigated known potential risks to a reasonable and appropriate level. The Company’s and its Subsidiaries’ collection, maintenance, transmission, use, storage, disposal, sale, processing, and security of data substantially comply with each contract as applicable and all applicable Information Privacy and Security Laws, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor its Subsidiaries has experienced any breach of privacy, security or confidentiality that required notification to affected data subjects or regulators under the Information Privacy and Security Laws.

3.24 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expect to have, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any present or former director or officer of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any order, injunction, judgment, decree or award of any kind or nature that would prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.25 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by

Persons conducting business similar to that of the Company and its Subsidiaries. All such insurance policies in effect as of the date of this Agreement are in full force and effect, no notice of cancellation has been received as of the date of this Agreement, and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.26 Related Person Transactions. There are no, and since January 1, 2017 there have not been any, Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock, director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the transactions contemplated hereby, notwithstanding any other statements made or the delivery or disclosure to the Parent and Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger and related documentation with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that has had, or would be reasonably expected to have, a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order, injunction, judgment, decree or award of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Common Stock. None of Parent or Merger Sub or any of their respective “affiliates” or “associates” is, or has been an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL), in each case during the three (3) years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries could be liable.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to approve or authorize this Agreement, the Merger and the other transactions contemplated hereby.

4.10 Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) the Equity Commitment Letter; and (ii) executed commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the lenders thereto (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Letters”) pursuant to which the lenders thereto have committed, subject solely to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate consideration for the Merger and fees and expenses incurred in connection with the Merger (including the repayment, prepayment or discharge of the Credit Agreement) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted solely as to fee amounts and economic “market flex” terms so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) Parent and the Equity Investors have waived any defenses to the enforceability of such third party beneficiary rights.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.

(c) Sufficiency of Financing. The Financing, together with unrestricted cash at the Company, is sufficient to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger (including any amounts arising out of any appraisal proceedings)); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness and other amounts outstanding pursuant to, the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing.

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto (including, with respect to the Equity Commitment Letter, the Equity Investors), as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Other than as expressly set forth in the Financing Letters there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the Equity Investors, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Letters. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

(e) No Exclusive Arrangements. None of the Equity Investors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries.

4.12 Stockholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor, to the knowledge of Parent, any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any such holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) other than the Voting Agreement, such holder of shares of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person (including any stockholder, director, officer, employee or other Affiliate of the Company) other than the Equity Investors have agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming (w) the representations and warranties of the Company set forth in Article III are true and correct (without giving effect to any “Knowledge,” materiality or “Company Material Adverse Effect” qualifiers), (x) the satisfaction of the conditions set forth in Section 7.2, and (y) immediately prior to the Effective Time, the Company is solvent, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.14 No Other Negotiations. As of the date of this Agreement, none of Parent, Merger Sub or, to the knowledge of Parent, any of their respective Affiliates have entered into any agreements with respect to the acquisition of any business that would be prohibited by Section 6.2(d) if entered into following the date hereof.

4.15 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties set forth in the Voting Agreement:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable Law; (d) for any actions requested by Parent taken in connection with a Carveout Transaction; or (e) as approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) maintain the Company’s existence in good standing (and use commercially reasonable efforts to maintain the existence of its Subsidiaries in good standing) pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects; and (iii) use its respective commercially reasonable efforts to preserve intact, in all material respects, its business organization and existing relationships with suppliers and employees and Governmental Authorities. Notwithstanding anything to the contrary in this Section 5.1 or Section 5.2, no action by, or failure to act of, the Company or any of its Subsidiaries with respect to matters specifically addressed by any subsection of Section 5.2 shall be deemed a breach of this Section 5.1, and such action or failure to act shall exclusively be deemed a breach of Section 5.2 if and to the extent expressly prohibited thereby.

5.2 Forbearance Covenants. Except (v) as expressly contemplated by this Agreement; (w) as set forth in Section 5.2 of the Company Disclosure Letter; (x) as required by applicable Law; (y) for any actions requested by Parent taken in connection with a Carveout Transaction; or (z) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed, other than for the actions set forth in Section 5.2(l)(ii), which approval may be given by Parent at its sole discretion), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries as applicable not to:

(a) amend any Organizational Documents of the Company or its Subsidiaries;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or securities or other equity interests of any of the Company’s Subsidiaries, except (i) in connection with agreements in effect on the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Letter or (ii) issuances of shares of Company Common Stock or other Company Securities pursuant to Company Equity Awards outstanding as of the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities, except for (i) repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards, or (ii) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities or any securities or equity interests of the Company’s Subsidiaries in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; or (iii) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) (i) incur, assume or suffer any Indebtedness or issue any debt securities, except (a) for trade payables incurred in the ordinary course of business; (b) for loans or advances to Subsidiaries of the Company; and (c) pursuant to the Credit Agreement (including the Revolver thereunder); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to directors, officers and other employees, or extensions of credit to, or receivables payable from, customers, in each case, in the ordinary course of business and transactions permitted by clause (k) below; or (iv) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(g) (i) enter into, adopt, amend, terminate or modify in any material respect any Employee Plan or accelerate compensation benefits provided under any Employee Plan (in each case, except for in connection with annual renewals in the ordinary course of business); or (ii) increase the compensation of any director or officer, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not permitted in accordance with the terms of any Employee Plan as in effect as of the date of this Agreement, except in the case of each of (i) and (ii), (a) as may be required by applicable Law; (b) in connection with any employee hires in the ordinary course of business and consistent with past practice; or (c) for increases in compensation and/or benefits for non-officer employees (based on promotion or merit) made in the ordinary course of business and consistent with past practice;

(h) settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding: (i) that is reflected or reserved against in the Audited Company Balance Sheet for solely monetary payments up to the amounts reserved against; (ii) for solely monetary payments of no more than $250,000 individually and $500,000 in the aggregate (in excess of amounts funded by an indemnity obligation to, or an insurance policy of, the Company or any of its Subsidiaries and excluding ordinary course administrative expenses that may be incurred in connection therewith), in each case, in addition to any applicable amount set forth in clause (i) if applicable; (iii) for the settlement of claims of the Company or any of its Subsidiaries, that results in no monetary obligation of the Company or any of its Subsidiaries, the receipt by the Company or any of its Subsidiaries of a payment, or does not involve any injunctive or equitable relief or impose restrictions on the business activities of or result in any reputational harm to the Company or any of its Subsidiaries; or (iv) settled in compliance with Section 6.14;

(i) except as required by applicable Law or GAAP, (i) revalue any of its properties or material assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;

(j) (i) except in the ordinary course of business, make, change or revoke any material Tax election; (ii) make any material change to any method of Tax accounting; (iii) settle or compromise any material Tax claim or assessment; (iv) surrender a right to a material refund of Taxes; (v) consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment; or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-United States Law) in respect of a material amount of Taxes;

(k) incur or commit to incur any capital expenditures other than (i) in accordance with the capital expenditure budget set forth in Section 5.2(k) of the Company Disclosure Letter, (ii) pursuant to obligations imposed by Material Contracts; (iii) as permitted by Section 5.2(p) or (iv) with respect to any capital expenditure not addressed by the foregoing clauses (i) through (iii), not to exceed $100,000 individually, or $1,000,000, in the aggregate;

(l) (i) fail to renew, modify in any material respect, amend in any material respect or terminate any Material Contract except in the ordinary course of business, (ii) enter into any Lease or Sublease for which annual base rent exceeds $100,000 or (iii) enter into any other Contract that if entered into from and after the date hereof would be a Material Contract;

(m) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(n) engage in any transaction with, or enter into any Contract, agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(o) effectuate a “plant closing” or “mass layoff” (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee without complying with WARN;

(p) make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets or acquisition or closure of any restaurant location) or lease, license, pledge or transfer to or from another Person a material asset or business, except for (i) any acquisition or disposition for consideration that is not in excess of $750,000, individually, and $1,500,000, in the aggregate; (ii) any acquisition in connection with a new restaurant location build out disclosed on Section 5.2 of the Disclosure Letter, in the ordinary course of business; (iii) any disposition of obsolete or worn out equipment or Intellectual Property that is not (or no longer) material to the business of the Company and its Subsidiaries, or (iv) non-exclusive licenses or other dispositions (including abandonment, let lapse and transfer) of Intellectual Property, in the ordinary course of business;

(q) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries, or enter into any new or amended Collective Bargaining Agreement;

(r) enter into any new line of business outside of the Company’s and its Subsidiaries’ existing business on the date of this Agreement; or

(s) enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation; Company Board Recommendation Change.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will (x) cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) that would be prohibited by this Section 5.3(a), (y) except as requested by Parent, promptly following the execution of this Agreement deliver written notice to each such Person with whom such discussions or negotiations are ongoing that the Company is ending all such discussions or negotiations with such Person pursuant to this Agreement, which written notice shall also request that such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and (z) except as requested by Parent, terminate any electronic data room access (or other diligence access) of any such Person. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, except with the prior written consent of or at the request of Parent in connection with a Carveout Transaction, the Company and its Subsidiaries will not, will cause its officers and directors not to, and will not instruct, authorize or knowingly permit any of their other respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any Inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or Inquiries, communications, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case, other than informing such Persons of the provisions contained in this Section 5.3; (iv) approve, endorse recommend or knowingly take any action to make the provision of any “control share acquisition”, “business combination” or other similar anti-takeover Law inapplicable to an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill agreement unless the Company Board concludes in good faith, after consultation with its outside counsel, that the failure to so waive, terminate or modify or fail to enforce would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an unsolicited, written bona fide Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that was not the result of a breach of Section 5.3(a) and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that, subject to applicable Law, the Company shall provide to Parent and Merger Sub notice thereof and any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently to (and within 24 hours of) the time it is provided to such Person.

(c) No Company Board Recommendation Change or Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Board Recommendation; (B) fail to include the Company Board Recommendation in the Proxy Statement; (C) fail to reaffirm the Company Board Recommendation within ten (10) Business Days following the written request of Parent (provided, however, that Parent may make such request no more than twice plus one time more any time an Acquisition Proposal has been made); (D) publicly adopt, approve or recommend (or publicly propose to adopt, approve or recommend) an Acquisition Proposal; or (E) make any recommendation in support of, or fail to recommend against, a tender or exchange offer that constitutes an Acquisition Proposal (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(c)(i)) (any action described in clauses (A), (B), (C), (D) or (E), a “Company Board Recommendation Change”); provided, however, that none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or the taking of any other action contemplated by Section 5.3(b) as and to the extent permitted by Section 5.3(d)(ii); or (3) the delivery by the Company of any notice contemplated by Section 5.3(d) or any negotiations during the Notice Period in respect thereto in compliance with this Agreement will constitute a Company Board Recommendation Change or a violation of this Section 5.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Section 5.3, at any time prior to obtaining the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

(2) prior to effecting such Company Board Recommendation Change, during such five (5) Business Day period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and

(3) following such five (5) Business Day period, the Company Board (or a committee thereof) (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for three (3) Business Days from the day of such notification; or

(ii) if the Company has received an unsolicited, written bona fide Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or a committee thereof) may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h); and/or (C) cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A), (B) or (C) unless:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Superior Proposal; and

(3) the Company has provided prior written notice to Parent five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received an Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) has resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(ii) and to terminate this Agreement pursuant to Section 8.1(h) absent any revision to the terms and conditions of this Agreement, which notice will identify the Person or Group making such Superior Proposal and include the material terms thereof and copies of all relevant agreements relating to such Superior Proposal; and during the Notice Period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent has requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; and

(4) following such Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that each time material modifications to the terms of an Acquisition Proposal determined to be a Superior Proposal are made (it being understood that any improvement to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (3) shall recommence and be extended for three (3) Business Days from the day of such notification.

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent if any Inquiries, offers or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals; and (iii) copies of any written materials relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis of the status and terms of any such Inquiries, offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. For purposes of this Section 5.3(e), references to “Inquiries” shall be limited to Inquiries that are made known to an executive officer of the Company or director of the Company Board.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; or (v) making any disclosure to the Company Stockholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) must be subject to the terms and conditions of this Agreement.

(g) Conditional Commitment. If the Company Board (or any committee thereof) has resolved to make a Company Board Recommendation Change and provide a notice thereof pursuant to Section 5.3(d)(ii)(3) with respect to a Superior Proposal, in order to enable the Company Board (or committee thereof) to be sufficiently comfortable that such Superior Proposal will remain available to the Company when and if this Agreement is terminated as and to the extent permitted hereunder in respect of such Superior Proposal, the Company may enter into a binding letter agreement (the “Conditional Commitment”) with the third party making such Superior Proposal (the “Committed Bidder”), which Conditional Commitment may (i) provide that the Committed Bidder is obligated, on behalf of the Company, to pay the Company Termination Fee and any other fee or expense required to be paid by the Company pursuant to the relevant provisions of this Agreement in accordance with the terms thereof, (ii) attach as an exhibit thereto a fully negotiated agreement and plan of merger providing for the transaction contemplated by the Superior Proposal and/or (iii) provide that the Company shall enter into such agreement and plan of merger, and/or that such agreement and plan of merger shall automatically become binding on the Company, only on and after (and in no event before) both (A) the termination of this Agreement in accordance with its terms and (B) the payment by the Company (or by the Committed Bidder on behalf of the Company) of the Company Termination Fee or any other fee or expense required to be paid hereunder; provided, however, that the Conditional Commitment may not (x) impose on the Company or any Company Related Parties any liability or obligation except as contemplated above or (y) impose on Parent or any Parent Related Parties any liability or obligation at any time, including following the termination of this Agreement. Notwithstanding the foregoing, the Parties further agree that, in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the Conditional Commitment permit the Committed Bidder to make any SEC or other regulatory filings in connection with the transactions contemplated by Conditional Commitment until the termination of this Agreement unless otherwise required by Law and (2) the Company shall otherwise remain subject to all of its obligations under this Agreement applicable thereto.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtaining, in consultation with Parent, all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and (2) making, in consultation with Parent, all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(iii) obtaining, in consultation with Parent, all consents, waivers and approvals and delivering all notifications pursuant to any Contracts to which the Company or its Subsidiaries are a party in connection with this Agreement and the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are in each case reasonably necessary to consummate the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1. The Company will give prompt notice to Parent, and Parent shall give prompt notice to the Company, and each such Party will subsequently keep the other Party informed on a reasonably current basis of any material developments related to such notice upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (i) has had, or would reasonably be expected to have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied by the Termination Date, or the receipt of any written notice from (A) any Person alleging that the consent, waiver or approval of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (B) any Governmental Authority or NASDAQ (or any other securities market) in connection with the Merger or the other transactions contemplated hereby.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Antitrust Approvals. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act. Each of Parent and Merger Sub (and their respective controlling Persons and controlled Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, (i) within seven (7) Business Days following the date of this Agreement, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act, which shall request early termination of the HSR Act waiting period; and (ii) as promptly as reasonably practicable following the date of this Agreement, file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause to be supplied) with any information that may be reasonably required in order to make such filings; (C) as promptly as reasonably practicable supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take (and cause its respective controlling Persons, controlled Affiliates or Subsidiaries, respectively, to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required approvals or consents pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause its respective controlling Persons and controlled Affiliates), on the one hand, and the Company shall (and shall cause its Subsidiaries), on the other hand, promptly inform the other of any material communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or any controlling Persons or controlled Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any similar request pursuant to any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as promptly as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Antitrust Approvals. In furtherance and not in limitation of the foregoing, if and to the extent advisable and necessary to obtain the expiration or termination of the waiting period pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, or to obtain any consents, clearances or approvals pursuant to applicable Antitrust Laws, as soon as reasonably practicable and in any event prior to the Termination Date, each of Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to) (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that, notwithstanding anything in the Agreement or this Section 6.2(b)(ii) to the contrary, nothing in this Agreement shall limit the obligation of Parent and Merger Sub to use, and cause each of their respective controlled Affiliates to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Merger and the other transactions contemplated hereby prior to the Termination Date; provided, further, that Parent and Merger Sub shall not be obligated to take or agree to take any action with respect to the Company or its Subsidiaries the effectiveness of which is not conditioned on the Closing occurring.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws, keep the other parties apprised of the content and status of any material communications with or from any Governmental Authority with respect to the Merger, including (i) promptly notify the Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other material written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent and Merger Sub will not, without the prior written consent of the Company, extend or offer or agree to extend any waiting period under the HSR Act or any other Antitrust Law, or enter into any agreement with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. However, each of the Company, Parent and Merger Sub may, as it deems advisable and necessary, reasonably designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the party providing the non-public information; provided, that each of the Company, Parent and Merger Sub may redact such information as necessary to (i) remove any valuation and related information, or (ii) address any contractual arrangements or reasonable attorney-client or other privilege or confidentiality concerns before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) Other Actions. Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its controlled Affiliates to, enter into or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any other Person if such ownership interest, assets or rights would reasonably be expected (including the termination or expiration of the waiting period pursuant to the HSR Act or any other Antitrust Law) to result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Merger, or which would otherwise reasonably be expected to prevent or delay the Merger in any material respect.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as practical following the date of this Agreement, and in any event within 30 days after the date of this Agreement (unless otherwise agreed to in writing by Parent and the Company), the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. On the date of mailing of the Proxy Statement to the Company Stockholders and at the time of the Company Stockholder Meeting, the Company shall ensure that neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company will respond to any comments received from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as promptly as reasonably practicable (but in no case later than ten (10) Business Days) after its receipt thereof, including by filing any required amendments to the Proxy Statement.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and in any event within seven (7) Business Days of the first to occur of (x) ten (10) calendar days following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it will review the Proxy Statement, or (y) the date the SEC confirms that it has completed its review of the Proxy Statement, as the case may be, and shall take all necessary actions to set a record date promptly (including conducting broker searches and setting a preliminary record date) to accommodate such a mailing date.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Company’s Organizational Documents and the rules and regulations of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable, and in any event within 25 Business Days (unless otherwise agreed to in writing by Parent and the Company), following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Subject to Section 5.3, the Company will use commercially reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval. In the event that the Company Board makes a Company Board Recommendation Change, the Company will nevertheless submit this Agreement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholder Meeting. The Company shall permit Parent and its Representatives to attend the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times or for more than twenty (20) Business Days in the aggregate pursuant to clause (i) or this clause (ii) without the prior written consent of Parent); (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is reasonably likely to be required under applicable Law to postpone or adjourn the Company Stockholder Meeting to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders.

6.5 Financing.

(a) No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any termination, replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters if such amendment, replacement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Financing, unless the aggregate amount of the Financing, together with other financial resources available to Parent, is sufficient to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing that would reasonably be expected to prevent, impede or delay the timely consummation of the Financing or the Closing; (iii) materially adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other Parties to the Financing Letters or the definitive agreements with respect thereto; or (iv) prevent, impede or materially delay the timely consummation of the Financing or the Closing. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Financing Letters as amended, replaced or modified; and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended, replaced or modified. Parent will not release or consent to the termination of any individual lender under the Debt Commitment Letters, except for (a) adding additional arrangers or agents under the Debt Commitment Letters (and reallocating the commitments of the Debt Financing Sources thereunder in connection with such addition); or (b) replacements of the Debt Commitment Letters with alternative financing commitments as permitted by Section 6.5(a) or as required by Section 6.5(d).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) described in the Financing Letters and any related Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letters and related Fee Letter; (iii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and such definitive agreements thereto and in the Equity Commitment Letter; and (iv) consummate the Financing at or prior to the Closing, including causing the Financing Sources to fund the Financing at the Closing. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c) Information. Parent shall (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of executed definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice of any breach or default by any party to the Financing Letters or definitive agreements related to the Financing. Parent must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two (2) Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letters, Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event (and in any event no later than the date on which the Marketing Period expires), to (i) obtain alternative financing from alternative sources on terms not materially worse and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and the related Fee Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, in each case at Parent’s sole expense, to provide Parent with all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Debt Financing, including using reasonable best efforts in connection with:

(i) participating in a reasonable number of meetings, presentations, bank meetings and sessions with rating agencies at mutually agreeable times in mutually agreeable locations upon reasonable advance notice (provided that only one such ratings agency meetings and one such bank meeting or other meetings shall be required to be in-person);

(ii) assisting Parent and the Debt Financing Sources (x) with the timely preparation of customary rating agency presentations and bank information memoranda or memoranda required in connection with the Debt Financing solely with respect to the Company and, to the extent reasonably requested, providing customary authorization letters with respect to such bank information or other memoranda (including a customary “10b-5” representation consistent with the corresponding representations set forth in the Debt Commitment Letters) solely with respect to the Company and (y) with the preparation of the Parent Pro Forma Financial Statements, subject in all respects to Section 6.6(b)(viii) below (including commercially reasonable assistance with purchase accounting adjustments);

(iii) assisting Parent in connection with the preparation of disclosure schedules for any pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, solely in respect of the Company and solely as required to be delivered at Closing pursuant to the terms of the Debt Financing Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources with (x) the reports and documents on Form 10-K for the fiscal year ended December 25, 2018 and Form 10-Q for the fiscal quarter most recently required to be filed with the SEC and (y) financial information of the Company and its Subsidiaries on a consolidated basis and financial information of the Company and its Subsidiaries (giving effect to the Carveout Transaction; provided that Parent must identify in writing to the Company such Carveout Transaction solely for purposes of this clause (iv) by the later of (i) July 31, 2019 and (ii) 20 Business Days prior to the Company’s dissemination of the Proxy Statement to the Company Stockholders in accordance with Section 6.3(f)), in each case, as of, and for the twelve-month period ending on April 30, 2019, that is necessary for Parent to prepare a consolidated pro forma income statement and balance sheet of Parent (or a direct or indirect holding company of Parent), subject to Section 6.6(b)(viii) below (collectively, the “Parent Pro Forma Financial Statements”) (all such information and documents described in the foregoing clauses (x) and (y) of this Section 6.6(a)(iv), the “Required Financing Information”) reasonably requested by Parent; provided, that with respect to the information described in clause (x) above, the furnishing of such information on EDGAR or the website of the Company shall constitute delivery thereof;

(v) facilitating the obtaining and delivering customary pay-off letters in respect of the Credit Agreement on or prior to the Closing Date; and

(vi) furnishing Parent and the Debt Financing Sources at least three (3) Business Days prior to Closing with all documentation and other information regarding the Company required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R §1010.230, to the extent reasonably requested in writing at least ten (10) Business Days prior to Closing.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement; (ii) enter into any definitive agreement; (iii) give any indemnities; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement, any Organizational Document, Material Contract or any Law; or (vi) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege, (vii) which would contravene any position taken in any tax return or financial statements or (viii) require the Company to prepare any (1) pro forma financial statements or adjustments or projections or post-Closing or pro forma cost savings, capitalization and other post-Closing adjustments; (2) description of all or any portion of the Financing, including any “description of notes” and “plan of distribution”; (3) risk factors relating to all or any component of the Financing; (4) financial statements in respect of its Subsidiaries; (5) information customarily provided by an investment bank or “initial purchaser” (or their advisors); or (6) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A). In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective Representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents, (2) take any action that could reasonably be expected to result in any Representative of the Company or any of its Subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing, (3) incur any liability (or cause its directors, officers or employees to incur any liability) under the Debt Financing or (4) cause the delivery of any legal opinions or any certificates, including as to solvency of the Company or its Subsidiaries.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form then used by the Company or such Subsidiary and in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.6(e), this Section 6.6(f), Section 6.19(b), and Section 6.19(c) are referred to collectively as the “Reimbursement Obligations”.

(g) No Exclusive Arrangements. In no event will the Equity Investors, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger or the Voting Agreement; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger or the Voting Agreement, take all action within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request provided in writing to the Chief Financial Officer of the Company, or another Person designated in writing by the Company, to the properties, books and records, employees, consultants and other personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Merger or the transactions contemplated hereby; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its reasonable best efforts to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (f). Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Subject to Section 9.4, the terms and conditions of the Confidentiality Agreement will apply to any information disclosed by the Company, its Subsidiaries or its Representatives pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill the obligations of the Company and any of its Subsidiaries pursuant to any indemnification agreements listed on Section 6.10(a) of the Company Disclosure Letter between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements listed on Section 6.10(a) of the Company Disclosure Letter with the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, penalties, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or

Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding upon receipt of an undertaking from such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance; provided, that Parent may (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time). In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect in lieu of the maintenance of the D&O Insurance.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or at least one of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10, if such assumption shall not otherwise occur by operation of law.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Company’s Organizational Documents; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. For a period of one (1) year following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause each Continuing Employee to be provided with (i) a base salary or wages that are no less favorable than such Continuing Employee’s base salary or wages immediately prior to the Closing, (ii) annual target cash incentive opportunities that are no less favorable than such Continuing Employee’s annual target cash incentive opportunities in effect immediately prior to the Closing, (iii) severance benefits that are no less favorable than those that would have been provided by the Company to such Continuing Employee as of the Closing as set forth on Section 6.11(c) of the Company Disclosure Letter and (iv) employee benefits that are either (x) substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing or (y) no less favorable than those provided to similarly-situated employees of Parent and its Subsidiaries.

(d) New Plans. To the extent that an Employee Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation or paid time-off accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or for purposes of any defined benefit pension plan or post-employment welfare benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit or compensation plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extents such requirements were waived or satisfied under the comparable Old Plan, and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; (iv) amend any employee benefit plan, program or arrangement of any entity or (v) apply to or bind any acquirer in connection with any Carveout Transaction.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement and the Merger shall be a joint press release reasonably acceptable to the Company and Parent. Thereafter, (i) each of the Company, Parent and Merger Sub agrees that no public filing, release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except that no consent shall be required for any such filing, release or announcement required by applicable Law, regulation or stock exchange rule or listing agreement if the applicable party has provided a right to review such filing, release or announcement in advance (to the extent permissible), and (ii) the Company (other than with respect to the portion of any communication relating to an Acquisition Proposal or Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, and, in the case of each of the foregoing clauses (a) through (c), in which any statements or communications therein will not be inconsistent with public statements previously approved in accordance with this Section 6.13, except that none of the Parties will be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors and not inconsistent with public statements previously approved in accordance with this Section 6.13; or (iii) disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such person or any Affiliates of such person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business.

6.14 Transaction Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party will (a) give the other Parties the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. No Party may compromise or settle, or agree to compromise or settle, any Transaction Litigation unless the other Parties have consented thereto in writing; provided, however, that the Company may compromise or settle any Transaction Litigation without any consent to the extent permitted by Section 5.2(h). For purposes of this Section 6.14, “participate” means that (i) a Party shall be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding relating to Dissenting Company Shares shall be governed by Section 2.7(c).

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement.

6.17 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.18 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.19 Cooperation With Potential Carveout Transactions.

(a) If requested by Parent, at Parent’s sole expense, the Company shall provide reasonable cooperation to Parent, Merger Sub and their respective Affiliates and Representatives in connection with any potential separation or sale, to be effected following the Effective Time, by Parent, the Surviving Corporation or any of their respective Subsidiaries of any assets or businesses of the Company or its Subsidiaries (a “Carveout Transaction”). Such reasonable cooperation shall include (i) participating in a reasonable and limited number of meetings and presentations with prospective acquirers and their representatives, (ii) assisting to the extent reasonably necessary Parent in connection with the preparation of disclosure schedules and financial statements required to be prepared in connection with a Carveout Transaction, and (iii) providing access to such due diligence materials and other information reasonably requested by prospective acquirers and their representatives in connection with a Carveout Transaction, including access to a virtual data room. Nothing in this Section 6.19 shall require the Company to take any corporate action, to execute any document or other instrument, or to incur any liability that is not conditioned upon or that would be effective prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with a Carveout Transaction so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or such Carveout Transaction.

(b) If this Agreement is terminated, promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(c) If this Agreement is terminated, the Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging a Carveout Transaction pursuant to this Agreement or the provision of information utilized in connection therewith. Notwithstanding anything to the contrary in this Agreement, including Section 6.6, (i) the terms of this Section 6.19 shall solely govern the Company’s obligations in respect of any Carveout Transaction, (ii) the success, failure or progression of a Carveout Transaction to materialize or materializing on undesirable terms to Parent or the Surviving Corporation shall not alter Parent’s obligations under this Agreement or prevent or delay the consummation of the Merger or the other transactions contemplated hereby, and (iii) without limiting the foregoing, the execution of any Contract relating to, or the consummation of, any Carveout Transaction is not a condition to Parent’s or Merger Sub’s obligations to consummate the Merger or the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been received at the Company Stockholder Meeting.

(b) HSR Act. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated and all requisite approvals and consents applicable thereto will have been obtained.

(c) No Prohibitive Laws or Injunctions. No Law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in Article III shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.4, Section 3.5 and the second sentence of Section 3.13 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall have been true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications.

(iii) The representations and warranties set forth in Section 3.8(a), the first and second sentences of Section 3.8(b), the first sentence of Section 3.8(c) and Section 3.9(b) and (c) shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such adverse inaccuracies that are de minimis.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on December 23, 2019 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (A) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (B) Parent is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f) by Parent, if (i) at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, (ii) the Company has delivered notice under Section 5.3(d)(i) or Section 5.3(d)(ii), or (iii) the Company or its Representatives shall have breached in any material respect, or failed to perform in any material respect, any of their respective obligations set forth in Section 5.3;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if (A) such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (B) the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (i) the Company Board has effected a Company Board Recommendation Change with respect to a Superior Proposal in accordance in all respects with Section 5.3(d)(ii); and (ii) the Company enters into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(h); or

(i) by the Company, at any time prior to the Effective Time if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.3; and (iii) the Company has notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied conditions set forth in Section 7.3; (iii) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) if Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within three (3) Business Days of the date of such notice; and (iv) Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within three (3) Business Days of the date of such notice.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Article I, Section 3.27, Section 4.15, Section 6.6(e), Section 6.6(f), Section 6.12, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (but not Section 9.8(b) with respect to provisions of this Agreement that have terminated) will each survive the termination of this Agreement. Subject to the limitations set forth in Section 8.3, nothing in this Agreement or the termination hereof will relieve any Party from any liability for any Willful and Material Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Termination Fee.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e) a bona fide Acquisition Proposal or Inquiry for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or has otherwise become known to the Company Board (or a committee thereof) and not withdrawn in each case prior to the Company Stockholder Meeting or the event giving rise to such right of termination, respectively; and (C) within twelve (12) months following the termination of this Agreement pursuant to either such provision, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall substantially concurrently upon the earlier of the entry into such definitive agreement and such consummation pay the Company Termination Fee (less the amount of any Parent Expenses reimbursed pursuant to Section 8.3(b)(iv)) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “40%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(iv) Parent Expenses. If this Agreement is validly terminated pursuant to Section 8.1(d), then the Company shall pay to Parent (or its designee(s)) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub, the Guarantor or their respect Affiliates (and all out-of-pocket fees and expenses of Financing Sources for which Parent, Merger Sub, the Guarantor or their respective Affiliates may be responsible) incurred by Parent, Merger Sub, the Guarantor or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”), in an amount not greater than $2,000,000, by wire transfer of immediately available funds within two (2) Business Days following such termination to an account designated in writing by Parent if one has been so designated by Parent following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(c) Parent Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(g) for Parent’s or Merger Sub’s Willful and Material Breach or Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company if one has been so designated by Company following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger and that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and the Company Related Parties or Parent and the Parent Related Parties, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amounts would otherwise be impossible to calculate with precision, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that seeks to obtain payment of the Company Termination Fee, the Parent Expenses or Parent Termination Fee, as applicable, the non-prevailing party shall pay the prevailing party its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f) Sole Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1 or for any other reason, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from Guarantor and/or any costs or expenses under Section 8.3(e)), the Reimbursement Obligations and the Company’s right to seek specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company and the Company Related Parties against (A) Parent, Merger Sub or the Financing Sources; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners, stockholders and successors, heirs and assignees of each of Parent, Merger Sub and the Financing Sources (collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) and the transactions contemplated hereby and thereby, and upon payment of such amounts (which recourse shall be sought solely against Parent and subject to the limitations set forth herein, or the Guarantor or the Equity Investors (as applicable) in accordance with, and subject to the limitations set forth in, the Equity Commitment Letter and the Guarantee), (1) none of the Parent Related Parties will have any further liability or obligation to the Company or the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) or the transactions contemplated hereby and thereby (including with respect to any matters relating to CERCLA or any other Environmental Law) (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, Section 8.2, Section 8.3(a), Section 8.3(e), and Section 8.3(f), and the Guarantor will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Guarantee), and (2) neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of, related to or otherwise in connection with this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement, the failure of the Closing to be consummated or the Financing Letters and the financings contemplated therein, including the Debt Financing and the financing of the Equity Financing (and the abandonment or termination thereof). Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or Guarantor from liability (1) for any Willful and Material Breach of this Agreement or (2) for any breaches of the Confidentiality Agreement; provided that, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates (including the Guarantor) for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $15,520,000 plus the Reimbursement Obligations and any obligations under Section 8.3(e) in the aggregate for all such breaches (taking into account, for the avoidance of doubt, any payment of the Parent Termination Fee, the Reimbursement Obligations and/or any obligations under Section 8.3(e)) and in no event shall the Company or any Company Related Party seek to recover any money damages in excess of such amounts. Other than the remedies described in the foregoing sentence, no Parent Related Party shall have any further liability or obligation, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against the Guarantor, any other Parent Related Party and the Company covenants and agrees that it shall not institute, and shall cause its Representatives, Affiliates and other Company Related Parties not to institute a Legal Proceeding to seek recourse for such further liability or obligation.

(ii) If this Agreement is validly terminated pursuant to Section 8.1 under circumstances in which Parent is entitled to the Company Termination Fee pursuant to Section 8.3(b) or the Parent Expenses owed pursuant to Section 8.3(b)(iv), Parent’s (or its designee’s) receipt of the Company Termination Fee and/or the Parent Expenses and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent, Merger Sub and the Parent Related Parties against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby (including with respect to any matters relating to CERCLA or any other Environmental Law), and upon payment of such amount (which recourse shall be sought solely against the Company and subject to the limitations set forth herein), (1) none of the Company Related Parties will have any further liability or obligation to Parent, Merger Sub or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a), Section 8.3(e) and Section 8.3(f), as applicable) and (2) neither Parent, Merger Sub, nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any other Company Related Party arising out of, related to or otherwise in connection with this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement, or the failure of the Closing to be consummated. Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from liability for any Willful and Material Breach of this Agreement; provided that, under no circumstances will the collectively monetary damages payable by the Company for breaches under this Agreement exceed an amount equal to $15,520,000 plus any obligations under Section 8.3(e) in the aggregate for all breaches (taking into account, for the avoidance of doubt, any payment of the Company Termination Fee and/or any obligations under Section 8.3(e)). Other than the remedies described in the foregoing sentence, no Company Related Party shall have any further liability or obligation, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against the Company or any Company Related Party, and Parent covenants and agrees that it shall not institute, and shall cause its Representatives, Affiliates and other Parent Related Parties not to institute a Legal Proceeding to seek recourse for such further liability or obligation.

(g) Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b) (but not, following the valid termination of this Agreement, with respect to sections of this Agreement that do not survive such termination); provided that the Company shall not be entitled under any circumstances to both (i) payment of the Parent Termination Fee (or monetary damages of any kind) and (ii) specific performance of Parent’s obligation to cause the Equity Financing to be funded or to effect the Closing in accordance with Article II.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.3(f)(i), Section 8.5, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and the related definitions used in those sections and any other provisions of this Agreement to the extent a modification or waiver thereof would serve to modify the substance or provisions of such Sections) may not be amended, modified or altered in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.3(f)(i), Section 8.4, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, and this Section 8.5 (and the related definitions used in those sections and any other provisions of this Agreement to the extent a waiver or extension thereof would serve to modify the substance or provisions of such Sections) may not be waived or extended in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time (including any rights arising out of any breach of such representations, warranties, covenants, or agreements (and there shall be no liability after the Closing in respect thereof)), except that any covenants or agreements that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand, or (iii) by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o L Catterton

599 W Putnam Avenue

Greenwich, CT 06830

Attn: Andrew Taub, Managing Partner

E-mail: Andrew.Taub@lcatterton.com

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Steven R. Shoemate

         William B. Sorabella

E-mail: SShoemate@gibsondunn.com

            WSorabella@gibsondunn.com

(b)	if to the Company (prior to the Effective Time) to:

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, TX 75063

Attn: Neil Thomson

         Ellen Patrick

E-mail: nthomson@dfrg.com

         epatrick@dfrg.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Daniel Wolf, P.C.

E-mail: daniel.wolf@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attn: Joshua M. Zachariah, P.C.

         Joseph K. Halloum

E-mail: joshua.zachariah@kirkland.com

             joseph.halloum@kirkland.com

Any notice received by e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Debt Financing Sources) to the Financing Letters or Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or the other transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality Agreement. Parent, Merger Sub and the Company hereby acknowledge that L Catterton Management Limited and the Company have previously executed a confidentiality letter agreement, dated February 5, 2019 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Subject to the last sentence of this Section, each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by and comply with, and to cause their Representatives to be bound by and comply with, the terms and conditions of the Confidentiality Agreement as if they were parties thereto. The standstill provisions of Section 5 of the Confidentiality Agreement are hereby waived by the Company with respect to any action taken in connection with a Carveout Transaction or any other action contemplated hereby; provided, however, that in the event the Company waives or amends any standstill provisions with any third party or enters into any Acceptable Confidentiality Agreement with any third party with any term of the standstill provisions (or absence thereof) on terms with respect to standstill provisions that are more favorable to such third party than those contained in the Confidentiality Agreement, the Company shall provide notice to Parent thereof and Section 5 of the Confidentiality Agreement shall be deemed to have such term(s) in the Confidentiality Agreement be automatically amended to reflect any such more favorable term(s). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives shall be permitted to disclose documents and information to a Person in connection with a potential Carveout Transaction, so long as prior to any such disclosure such other Person enters into a customary confidentiality agreement that contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, and Company Equity Awards to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f)(i), Section 8.4, Section 8.5, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 shall inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources). Notwithstanding the foregoing, in no event shall Parent have any liability or obligation with respect to any payment of monetary damages in amounts that, in the aggregate, exceed the amounts set forth in Section 8.3(f)(i).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the rights and limitations of specific performance under Section 9.8(b) are an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time Closing is required to be consummated pursuant to Section 2.3; (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company, any Company Related Party or any of their respective Affiliates or Representatives be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(iii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief as provided herein to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement as provided herein to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(c) None of the Debt Financing Sources will have any liability to the Company, the Company Related Parties or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at Law or equity, in contract, in tort or otherwise, and neither the Company, the Company Related Parties or any of their respective Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that notwithstanding the foregoing, each of the Parties agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing, shall be governed by, and construed in accordance with, and enforced under the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary and subject to Section 9.8(c), the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby irrevocably waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (v) any such Legal Proceeding will be governed and construed in accordance with and enforced under the Laws of the State of New York and (vi) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11 WAIVER OF JURY TRIAL. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Company Related Parties and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or the Equity Investors to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of its Affiliates or other Company Related Parties, on the one hand, and Parent, Merger Sub or any of their respective Affiliates or other Parent Related Parties on the other hand, and each of the Company and Parent agrees not to and to use commercially reasonably efforts to cause its respective controlled Affiliates and other Company Related Parties or Parent Related Parties, as applicable, not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or Company Related Party, as applicable, not a party to this Agreement (other than to the extent permitted by, and subject to the limitations of, the Guarantee and the Equity Commitment Letter).

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face by such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

{Signature page follows.}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

HARLAN PARENT, INC.

By:	/s/ Andrew Taub
Name:	Andrew Taub
Title:	President

HARLAN MERGER SUB, INC.

By:	/s/ Andrew Taub
Name:	Andrew Taub
Title:	President

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Norman Abdallah
Name:	Norman Abdallah
Title:	Chief Executive Officer